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                                                           EXHIBIT 5




                                           December 15, 1997

Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 23,047,970 shares of common stock, $.01 par value (the "Common Stock"), and an equivalent number of associated preferred share purchase rights (the "Rights").

    We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

    1.  The Restated Articles of Incorporation of the Company, as amended;

    2.  The By-Laws of the Company;

    3. The Agreement and Plan of Merger dated as of September 16, 1997, as amended as of December 12, 1997, by and among The Quick & Reilly Group, Inc., the Company and FFG Acquisition Corp. (the "Merger Agreement");

    4.  Specimen certificates of the Common Stock;

    5. All corporate minutes and proceedings of the Company relating to the issuance of the Common Stock and the Rights being registered under the Registration Statement.

    We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock and Rights. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

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    We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

    Based upon such examination, it is our opinion that the Common Stock and the Rights being registered by the Registration Statement, when issued pursuant to the Merger Agreement upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

    V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a wholly-owned subsidiary of the Company, and beneficially owns 4,052 shares of Common Stock of the Company.

    We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Proxy Statement-Prospectus which is part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.

                                  Very truly yours,

                                  /s/ EDWARDS & ANGELL

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